Exhibit 23 - Consent of Independent Accountants

We consent to the incorporation by reference in this annual report (Form 10-K) of Startech Environmental Corporation of our report dated December 6, 2001, included in the 2001 Annual Report to the Shareholders of Startech Environmental Corporation.

Farmington, Connecticut
January 25, 2002